Schedule A

PROSHARES TRUST ADVISORY AND MANAGEMENT FEE WAIVER AGREEMENT

Period:

October 1, 2026-September 30, 2027

		Advisory and		Effective
	Fund Name	Management	Waiver	Advisory and
		Fee per		Management

		Agreement		Fee*
ProShares S&P 500 Ex-Energy ETF
ProShares S&P 500 Ex-Financials ETF		0.13%	0.04%	0.09%
ProShares S&P 500 Ex-Health Care ETF

ProShares S&P 500 Ex-Technology ETF
PROSHARE ADVISORS LLC		PROSHARES TRUST
A Maryland limited liability company		a Delaware statutory trust
By: /s/ Michael L. Sapir		By: /s/ Todd B. Johnson
Michael L. Sapir		Todd B. Johnson
Chief Executive Officer		President
Adopted:	October 12, 2021
Amended:	September 11, 2023
September 16, 2024
September 16, 2025
September 15, 2026

*Pursuant to the Advisory and Management Agreement, the Adviser provides investment advisory services and certain additional services to the Fund and bears certain expenses of the Fund on the terms and conditions provided in the Advisory and Management Agreement. It is possible the 0.09% reflected above could be exceeded by certain other expenses not assumed by the Adviser pursuant to the Advisory and Management Agreement.